Exhibit 99.1

June 15, 2017

Dear Fellow Shareholder:

As previously announced, the Board of Directors of Bar Harbor Bankshares (“the Company”) declared a quarterly cash dividend of $0.1867 per share of common stock, payable June 15, 2017 to shareholders of record as of May 15, 2017. This cash dividend represented an increase of 3.7% compared to the first quarter of 2016 after adjusting for the 3-for-2 stock split of the Company’s common stock paid as a large stock dividend on March 21, 2017.

For your convenience, I have enclosed our earnings press release and selected unaudited financial data for the three months ended March 31, 2017.

I am pleased to present the following financial highlights from the quarter:

•	Total assets at March 31, 2017 totaled $3.4 billion, inclusive of $1.6 billion from the Lake Sunapee Bank Group (“LSBG”) acquisition.

•	Core Net Income, a non-GAAP measure adjusted for tax effected merger and acquisition costs, was $6.2 million in the first quarter compared to $3.8 million in the linked quarter as the broader revenue base was able to absorb the expenses incurred to improve technology and process commitments. This is best shown by positive operating leverage which simply shows revenue increases outpace any expense increases. Additional cost savings continue to be phased in as the two banks continue to integrate.

•	Earning asset growth was fueled by double-digit organic loan growth, plus further strengthening of balances with the inclusion of the $1.2 billion loan portfolio from the LSBG acquisition.

•	At 0.19%, our non-performance assets to total assets ratio reflects our commitment to risk management through all stages of economic cycles. We are clearly seeing some loosening of commercial loan structures. Our team understands that is not part of our strategy and has intensified calling activities and is leveraging our expanded footprint to develop relationships within our risk appetite.

82 Main Street ♦ P.O. Box 400 ♦ Bar Harbor, Maine 04609

Tel: 207.288.3314 ♦ Toll Free: 1.888.853.7100 ♦ Fax: 207.288.2699

June 15, 2017

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•	Tax equivalent net interest margins increased to 3.11% from 2.89% at December 31, 2016, representing a discipline in pricing despite an aggressive and competitive market in both commercial and residential lending. The increase is attributable to the appreciable organic growth in higher yielding commercial loans, as well as the acquired lower cost funding of LSBG core deposits given their broad geographic footprint in NH and VT.

•	A three-for-two stock split of the Company’s common stock was paid as a large stock dividend to all shareholders of record as of March 7, 2017, with the additional benefit of making investment in the Company more accessible to a broader range of investors.

•	For the three months ended March 31, 2017, book value per common share increased to $22.17 from $17.19 in the fourth quarter 2016.

In May, we welcomed all shareholders to Bar Harbor, Maine for the Bar Harbor Bankshares Annual Shareholder Meeting. Shareholders voted to approve all proposals as recommended by the Board of Directors in the 2017 Proxy. It was a great opportunity to communicate with long time and new shareholders alike.

It’s been a busy year thus far, completing the legal closing on January 13, 2017 of the LSBG acquisition, as well as the successful integration and conversion of all systems with substantial upgrades benefiting all customers. While we recognize that change can be at times difficult, our relationships with our customers were extremely apparent as we worked closely to walk through previously communicated changes. We are now on a much improved system that is more intuitive for customers of all sizes, while also being scalable and aligning closely with our risk management and information security culture.

With these major milestones behind us, we welcome the signs of summer and the busy tourism season. We remain committed to our model of balancing growth with earnings created by a focus on the customer and employee experience. Continued operational efficiencies and consistently aggressive customer calling for loans, deposits, and wealth relationships are the focus of further expanding shareholder value as we continue through the year.

We are proud to serve the local communities in which we are fortunate to reside and thrive as a True Community Bank. Thank you for your continued loyalty and support.

Respectfully,

/s/ Curtis C. Simard

Curtis C. Simard

President & CEO

June 15, 2017

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Enclosures

This letter contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. You should not rely uncritically on forward-looking statements because they involve significant known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results. Some of the factors that could cause actual results to differ materially from current expectations include, but are not limited to, cyber attacks or other failures in our technology and privacy protection measures, changes in general economic conditions, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within the Company’s markets, changes in the financial condition of Bar Harbor Bank & Trust’s borrowers and other factors discussed in the reports that the Company files with the Securities and Exchange Commission (the “SEC”). The forward-looking statements contained herein represent our judgment as of the date of this letter, and we caution readers not to place undue reliance on such statements. For further information, please refer to the Company’s reports filed with the SEC.